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                                                                     EXHIBIT 5.1

           [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP APPEARS HERE]



                                 March 4, 1997

D. R. Horton, Inc.
1901 Ascension Blvd., Suite 100
Arlington, Texas  76006

          Re: D. R. Horton, Inc. Public Offering of 5,000,000 Shares of Common Stock

Ladies and Gentlemen:

          We have acted as special counsel for D. R. Horton, Inc., a Delaware corporation (the "Company), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 4,000,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") for sale by the Company and the sale by certain stockholders of the Company (the "Selling Stockholders") of 1,000,000 shares of Common Stock (plus up to an additional 750,000 shares of Common Stock (the "Option Shares") issuable upon exercise of the over-allotment option described in the Registration Statement as such term is defined below) pursuant to a Registration Statement on Form S-3 (No. 333-21183) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") (all of such 5,750,000 shares of Common Stock are herein collectively referred to as the "Shares").

          In connection with our examination of documents as hereinafter described, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

          For the purpose of rendering this opinion, we have made such factual and legal examination as we deemed necessary under the circumstances, and in that connection we have examined, among other things, originals or copies of the following:


          (1) The Certificate of Incorporation of the Company, as amended to date;

          (2)  The Bylaws of the Company, as amended to date;

          (3) Minutes of meetings of the Company's Board of Directors at which action was taken with respect to the transactions covered by this opinion and minutes of other corporate proceedings; and

          (4) Such other certificates and assurances from public officials, officers and representatives of the Company and the Selling Stockholders that we considered necessary or appropriate for the purpose of rendering this opinion.

          On the basis of the foregoing examination, and in reliance thereon, we are of the opinion that, assuming that the Executive Committee of the Board of Directors duly approves the number of shares to be issued and the price of such shares, the Shares when issued and delivered to and paid for by the Underwriters as described in the Registration Statement will be validly issued, fully paid and nonassessable.

          This opinion is limited to the present corporate laws of the State of Delaware, the present federal laws of the United States and to the present judicial interpretations thereof and to the facts as they presently exist. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof. This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Opinions" in the prospectus contained in the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,



                              /s/ Gibson, Dunn & Crutcher LLP
                              GIBSON, DUNN & CRUTCHER LLP